Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

Ambow Education Holding Ltd.

10080 N. Wolfe Rd.

Suite SW3-200

Cupertino, CA 95014

United States of America

22 October 2025

Dear Sirs

Ambow Education Holding Ltd.

We have acted as Cayman Islands legal advisers to Ambow Education Holding Ltd. (the “Company”) in connection with Company’s registration statement on Form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the shelf registration filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), connected with the offering by the Company of up to an aggregate principal amount of US$80,000,000 securities which may include Class A ordinary shares, par value US$0.003 per share (“Ordinary Shares”) preferred shares, par value US$0.003 per share (“Preferred Shares” and together with the Ordinary Shares, “Shares”), American depositary shares each representing twenty Ordinary Shares (“ADSs”), warrants (“Warrants”), subscription rights (“Rights”), debt securities (“Debt Securities”), and units (“Units” and, together with the Warrants, the Rights and the Debt Securities, the “Non-Equity Securities” and together with the Shares and the ADSs, the “Securities”) or any combination of the Securities

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that all necessary corporate action will be taken to authorise and approve any allotment and issuance of the Securities, the terms of the offering thereof and related matters, and that the agreements for Securities, the applicable definitive purchase, underwriting or other similar agreement(s), and any applicable supplements to the prospectus contained in the Registration Statement (the “Prospectus”) (each, a “Prospectus Supplement”), will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, no invitation has been or will be made by or on behalf of the Company to the public in Cayman Islands to subscribe for any of the Ordinary Shares, and there is nothing under any law (other than the laws of Cayman Islands) would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	based solely on our review of the M&A, the authorized share capital of the Company is US$230,000 divided into 66,666,667 Class A Ordinary Shares of a nominal or par value of US$0.003 each, 8,333,333 Class C Ordinary Shares of a nominal or par value of US$0.003 each and 1,666,667 Preferred Shares of a nominal or par value of US$0.003 each;

3.3	upon the due issuance of the Shares, and payment of the consideration therefor as contemplated in the relevant agreement for Securities, the Registration Statement, the Prospectus, any amendment thereto and any Prospectus Supplement, and when duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof); and

3.4	upon the due execution, delivery and issuance of any Non-Equity Securities by the Company and payment of the consideration therefor as contemplated in the relevant agreement for Securities, the Registration Statement, the Prospectus, any amendment thereto and any Prospectus Supplement, such Non-Equity Securities will be validly issued and constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours sincerely,

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 22 June 2007;

2	the register of members of the Company provided to us by the Company on 16 October 2025;

3	the register of directors of the Company provided to us by the Company on 16 October 2025;

4	the Sixth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 30 June 2015 and effective on the same date (the “M&A”);

5	the written resolutions of the board of directors of the Company dated 22 October 2025 (the “Resolutions”);

6	the certificate of good standing of the Company dated 10 April 2025 issued by the Registrar of Companies, Cayman Islands (the “Certificate of Good Standing”); and

7	the Registration Statement dated 22 October 2025.

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